UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

EMC INSURANCE GROUP INC
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 280-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

QUESTIONS AND ANSWERS IN RESPONSE TO

FIRST QUARTER EARNINGS TELECONFERENCE

EMC Insurance Group Inc. (the “Company”) did not receive any questions during its First Quarter 2006 Earnings Teleconference and Webcast held on April 27, 2006. Following the completion of the teleconference, the Company received numerous questions from analysts. In order to comply with the requirements of Regulation FD, the Company is responding to these questions by making the following information available through the filing of this Current Report on Form 8-K.

Q. The Company announced an adjustment in the factors used to allocate the first quarter direct IBNR reserve between accident years. Please describe how the new allocation differs from the prior allocation.

A. The factors utilized to allocate the property and casualty insurance segment’s direct IBNR reserve by accident year were adjusted so that a larger amount of the March 31, 2006 IBNR reserve was allocated to prior accident years and a smaller amount was allocated to the current accident year.

Q. If there had been no adjustment in the factors used to allocate the direct IBNR reserve for first quarter 2006, what would the direct IBNR reserve accident year allocation have been?

A. The Company reported approximately $4.3 million of favorable development in the property and casualty insurance segment for the first quarter of 2006. If the factors utilized to allocate the direct IBNR reserve by accident year had not been adjusted, the property and casualty insurance segment would have reported approximately $11 million of additional favorable development.

Q. Did the direct IBNR reserve change in the quarter?

A. Yes. The property and casualty insurance segment’s direct IBNR reserve increased approximately $1.5 million in the first quarter of 2006. This increase in the direct IBNR reserve was not impacted by the adjustment in the factors used to allocate the total IBNR reserve to the various accident years.

Q. What were the results of the third party actuarial review of carried pool reserves as of December 31, 2005?

A. The third party conclusion was that carried pool reserves at December 31, 2005 were at approximately the midpoint of the actuarial range of estimates. For comparative purposes, the Company’s internal actuarial evaluation concluded that carried pool reserves at December 31, 2005 were in the upper quarter of the actuarial range. The Company’s internal actuarial review of the March 31, 2006 direct loss and settlement expense reserves concluded that the level of adequacy was approximately the same as the level determined at December 31, 2005.

Q. Please describe the first quarter 2006 direct case loss reserve development by line, region or accident year.

A. Workers’ Compensation and Other Liability accounted for approximately two-thirds of the favorable direct case loss reserve development. Reserves for thirteen of the sixteen branch offices developed downward. Of those branches, three accounted for approximately 60 percent of the development. About 80 percent of the downward development arose from accident years 2003 – 2005. The downward case reserve development is due entirely (in aggregate) to claims that were settled during the first quarter.

Q. What is the Company seeing in terms of loss cost trends (frequency and severity) in both personal and commercial lines?

A. In personal lines, changes in frequency (including the impact of premium trend) declined 8.4 percent for the twelve months ended March 31, 2006 as compared to the twelve months ended March 31, 2005. Severity increased 9.4 percent for the same period.

In commercial lines, changes in frequency (including the impact of premium trend) declined 9.4 percent for the twelve months ended March 31, 2006 as compared to the twelve months ended March 31, 2005. Severity increased 9.9 percent for the same period.

Q. What are the Company’s expectations for rate filings in the first quarter of 2006 and the twelve months of 2006?

A. As of March 31, 2006, the Company has filings either approved or pending (to be implemented in 2006) for seven major lines of business that decrease manual rate levels in those lines by 1.8 percent. Management’s expectation at this time is that the ultimate decrease in manual rate levels implemented during 2006 will be approximately 3.0 percent, but this may fluctuate due to changing market conditions.

Q. Please discuss any development from 2005 hurricane activity.

A. Approximately $1.1 million in direct reported losses related to Hurricanes Katrina and Rita were received during the first quarter of 2006. However, taking into account the reduction in IBNR reserves for these storms, the first quarter direct incurred loss is less than $250,000.

Q. Is the Company seeing much variability in premium growth and profitability across regions?

A. During the first quarter of 2006, fourteen of the sixteen branches had estimated direct combined ratios under 100 percent, twelve were under 90 percent and eight were below 80 percent. Although there is variability between branches, there does not appear to be a strong regional pattern.

There were differences in first quarter premium production between branches, but there was not a strong regional differentiation. However, of the branches with premium declines during the first quarter, some of the larger reductions were in the Midwest.

Q. Given the changes recently announced for the reinsurance segment, will the first quarter 2006 premium trends remain consistent throughout 2006?

A. No, premium trends for the reinsurance segment will not be consistent with first quarter 2006 premium trends. Management’s expectation is that both earned premium and written premium for the reinsurance segment will decline approximately 25 percent in 2006 as compared to 2005.

The decline is most noticeable in the Mutual Reinsurance Bureau (MRB) pool. Earned premium from the MRB pool is expected to be approximately $38 million in 2006. However, it should be noted that the amount of risk associated with the MRB pool is also significantly less as a result of the greater number of pool participants and, therefore, management anticipates continued profitability in the segment.

The Home Office Reinsurance Assumed Department (HORAD) business will be adversely affected by approximately ten percent, or $4 million, in 2006 since Employers Mutual will no longer participate in a Lloyd’s of London marine syndicate because that program has been restructured.

The Company anticipates a decline in written premium in the reinsurance segment of approximately $3.4 million in 2006 as a result of the changes in the terms of the quota share agreement with Employers Mutual.

Q. What effect have the April 2006 storms had on the Company?

A. The April storms were well within the Company’s normal expected storm losses. The Iowa storms produced less than 100 claims and the reserves remain well within our original estimates. The Wichita hail damage of last week will produce more claims, but this storm is still within the range of what we normally expect to see for this time of year.

Q. What is the anticipated investment income per quarter for the balance of 2006?

A. The Company expects investment income growth of approximately ten percent in each of the remaining quarters of 2006 when compared to 2005. This growth is attributable to the investment of additional cash and an increase in interest rates.

Q. Is there an update as to outstanding claims for Hurricanes Katrina and Rita?

A. We had minimal (less than two percent) adverse reserve development on the 2005 hurricane losses during the first quarter 2006. For Hurricane Katrina, 100 percent of the claims have been adjusted and paid; 85 percent of the claims have been closed as of the end of April 2006. For Hurricane Rita, again, actual cash value payments have been made on 100 percent of all claims and 41 percent of the claims are now closed. Even though payments have been made, some claims remain open pending final settlement values.

The favorable case reserve development that was experienced in the first quarter of 2006 was primarily from final settlements of claims other than storm claims.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business. When we use the words “believe”, “expect”, “anticipate”, “estimate”, or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

                The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

May 3, 2006